Exhibit 99.1

American Media Systems Co. Announces Engagement of Consulting Firm for Potential Sale of Subsidiary

Reno, Nevada April 13, 2006 - American Media Systems Co., (OTCBB:AMSY) has engaged a business services firm to provide the company consulting advice on the proposed sale of its wholly owned subsidiary, Craft College Inc. As part of the agreement the consultant will identify potential candidates for consideration and advise on terms and conditions, prepare proposals and draft letters of intent, and prepare definitive agreements should we be successful in selling Craft College Inc.

About American Media Systems - an award-winning media company specializing in Aerial Cinematography and the design and development of advanced media sales tools. With wholly owned production facilities in the Pacific Northwest, American Media Systems has provided aerial cinematography for such firms as Pepsi, Sony, Porsche, Ford, Universal and Disney. American Media Systems is well positioned to serve clients across North America, Europe and Asia.

Statements contained in this news release that are not historical facts are forward-looking statements that involve various risks and uncertainty affecting the business of American Media Systems Co. Actual results may vary materially from the information provided in this release. As a result there is no representation by American Media Systems Co. that actual results realized in the future will be the same in whole or in part as those presented

For information on American Media Systems Co. please call 866-651-2219 or visit our web site at www.americanmediasystems.com